NEWS RELEASE

Contact: Wendy S. Schmucker

     Vice President, Secretary and Treasurer

     724-537-9923

For Immediate Release

COMMERCIAL NATIONAL ANNOUNCES EARNINGS FOR 2003

LATROBE, PA, February 3, 2004 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank of Pennsylvania (Bank), Commercial National Insurance Services, Inc. and Highview Trust Company, has reported unaudited earnings for year ended December 31, 2003. The Company earned $3.936 million (or $1.14 per average share outstanding) in 2003 compared to $5.344 million (or $1.56 per average share outstanding) in 2002. Earnings for the fourth quarter of 2003 were $818,995 (or $.24 per average share outstanding) compared to $1.021 million (or $.30 per average share outstanding) for the same period in 2002. Earnings-per-share in 2003 are based on 3,441,556 average shares outstanding compared to 3,425,348 shares outstanding a year ago.

Earnings are down from last year due to a declining net interest margin and higher operating expenses. A gain of $469,782 on the sale of the Bank’s Murrysville community office is reflected in the results for 2002. The increase in operating expenses is primarily due to the expenditures associated with the Bank’s conversion to a state-charter, the Bank’s spin-off of its trust division into a separate company subsidiary and expenses associated with a full year of operation of the Company’s wholly-owned insurance subsidiary, Commercial National Insurance Services, Inc.

Total assets of the Company at December 31, 2003 were $385 million compared to $380 million at December 31, 2002.

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In addition to Latrobe where it is headquartered, the Company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, Norwin, Unity Township and West Newton, Pa. and also maintains a commercial business development sales force throughout its entire market area.  Commercial Bank also serves its customer base from an Internet banking site (www.cnbthebank.com) and an automated TouchTone Teller banking system. The Company operates a trust company headquartered in Greensburg as well as an insurance-services agency based in Ligonier.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December	December
	2003	2002

ASSETS
Cash and due from banks on demand	$ 8,877,044	$ 10,294,276
Interest bearing deposits with banks	763,655	20,633,629
Federal funds sold	-	14,650,000
Securities available for sale	168,685,598	144,726,216

Loans	187,381,858	169,030,225
Allowance for loan losses	(2,462,198)	(2,707,323)
Net loans	184,919,660	166,322,902

Premises and equipment	5,004,799	4,523,920
Other assets	16,855,399	15,568,612
Total assets	$ 385,106,155	$ 380,337,755

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$ 51,344,210	$ 51,355,652
Interest bearing	207,871,600	218,669,557
Total deposits	259,215,810	270,025,209

Other liabilities	3,528,484	4,108,044
Short-term borrowings	17,450,000
Long-term borrowings	55,000,000	55,000,000
Total liabilities	335,194,294	329,133,253

Shareholders' equity
Common stock, par value $2 per share; 10,000,000 shares authorized; issued 3,600,000 shares; outstanding 3,430,376 and 3,453,952 shares in 2003 and 2002, respectively	7,200,000	7,200,000
Retained earnings	42,122,623	41,627,977

Accumulated other comprehensive income, net of deferred taxes of $1,929,895 in December 2003 and $2,514,488 in December 2002

	3,746,266	4,881,064

Less treasury stock, at cost, 169,624 and 146,048 shares in 2003 and 2002
	(3,157,028)	(2,504,539)
Total shareholders' equity	49,911,861	51,204,502

Total liability and shareholders' equity	$ 385,106,155	$ 380,337,755

COMMERCIAL NATIONAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
	Three Months		Twelve Months
	Ended December 31		Ended December 31
	2003	2002	2003	2002

INTEREST INCOME:
Interest and fees on loans	$ 2,755,091	$ 3,055,400	$ 11,390,174	$ 13,532,996
Interest and dividends on securities:
Taxable	1,564,658	2,166,226	6,835,043	8,130,197
Exempt from federal income taxes	421,613	273,157	1,399,429	1,057,262
Other	9,793	91,785	170,475	222,098
Total Interest income	4,751,155	5,586,568	19,795,121	22,942,553

INTEREST EXPENSE:
Interest on deposits	820,424	1,119,015	3,570,699	4,997,795
Interest on short-term borrowings	48,989	-	48,989	29,651
Interest on long-term borrowings	734,144	728,264	2,912,643	2,547,054
Total Interest expense	1,603,557	1,847,279	6,532,331	7,574,500

NET INTEREST INCOME	3,147,598	3,739,289	13,262,790	15,368,053
PROVISION FOR LOAN LOSSES	39,216	-	39,216	298,030

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,108,382	3,739,289	13,223,574	15,070,023

OTHER OPERATING INCOME:
Asset management and trust income	196,488	125,211	709,662	540,677
Service charges on deposit accounts	245,394	196,199	885,038	737,426
Other service charges and fees	133,665	144,676	591,691	691,240
Commissions and fees from insurance sales	151,932	38,539	841,139	114,817
Income from investment in life insurance	178,687	150,772	599,071	474,286
Gain from sale of branch	-	-	-	469,782
Other income	97,013	51,914	362,775	304,818
Total other operating income	1,003,179	707,311	3,989,376	3,333,046

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,637,071	1,392,054	6,226,063	5,660,228
Net occupancy	173,991	151,060	714,119	624,345
Furniture and equipment	223,467	198,036	746,893	725,045
Pennsylvania shares tax	126,813	115,807	499,914	456,409
Other expenses	1,038,430	1,158,050	4,253,128	3,719,856
Total other operating expenses	3,199,772	3,015,007	12,440,117	11,185,883

INCOME BEFORE INCOME TAXES	911,789	1,431,593	4,772,833	7,217,186
Income tax expense	92,794	410,270	836,679	1,872,970

Net income	$ 818,995	$ 1,021,323	$ 3,936,154	$ 5,344,216

Average Shares Outstanding	3,430,375	3,427,382	3,441,556	3,425,348

Earnings Per Share	$ 0.24	$ 0.30	$ 1.14	$ 1.56